EXHIBIT 23(b)


               Consent of Independent Certified Public Accountants






Trustees of the U.S.B. Holding Co., Inc.
 Employee Stock Ownership Plan
 (With 401(k) Provisions):

We consent to the incorporation by reference in the registration statement on Form S-8 of U.S.B. Holding Co., Inc. of our report dated June 24, 2002 relating to the statements of net assets available for benefits of the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the "Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the Plan's December 31, 2001 annual report on Form 11-K.

/s/ KPMG LLP

Stamford, Connecticut
June 19, 2003